Exhibit 99.1

Acushnet Holdings Corp. Announces
Third Quarter and Year-to-Date 2025 Financial Results

Third Quarter and Year-to-Date 2025 Financial Results
•Third quarter net sales of $657.7 million, up 6.0% year over year, up 5.3% in constant currency
•Year-to-date net sales of $2,081.5 million, up 3.5% year over year, up 3.6% in constant currency
•Third quarter net income attributable to Acushnet Holdings Corp. of $48.5 million, down 13.7% year over year
•Year-to-date net income attributable to Acushnet Holdings Corp. of $223.4 million, up 3.7% year over year
•Third quarter Adjusted EBITDA of $118.6 million, up 10.4% year over year
•Year-to-date Adjusted EBITDA of $400.6 million, up 2.2% year over year

FAIRHAVEN, MA – November 5, 2025 – Acushnet Holdings Corp. (NYSE: GOLF) ("Acushnet" or the "Company"), the global leader in the design, development, manufacture and distribution of performance-driven golf products, today reported financial results for the three and nine months ended September 30, 2025.
“Acushnet delivered strong third quarter results, with constant currency net sales up 5% and adjusted EBITDA increasing by 10%. All reportable segments posted gains during the quarter, led by Titleist golf equipment with healthy demand for Titleist golf balls and the successful launch of our new T-Series irons,” said David Maher, Acushnet’s President and Chief Executive Officer.

Mr. Maher continued, “The sport of golf continues to build momentum as the industry benefits from healthy fundamentals and increased participation in several key regions. Acushnet's focus on product innovation, quality and fitting services are resonating with golfers and contributing to the overall health of our Titleist, FootJoy and KJUS brands. Looking forward, we are updating our full-year revenue outlook to $2,520 to $2,540 million and adjusted EBITDA outlook to $405 to $415 million. I would like to thank the entire Acushnet team for their great work and ongoing commitment to delivering long-term value for our shareholders.”

Summary of Third Quarter 2025 Financial Results

	Three months ended September 30,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2025	2024	$ change	% change	$ change	% change
Net sales	$657.7	$620.5	$37.2	6.0%	$32.6	5.3%
Net income attributable to Acushnet Holdings Corp.	$48.5	$56.2	$(7.7)	(13.7)%
Adjusted EBITDA	$118.6	$107.4	$11.2	10.4%
_______________________________________________________________________________________

Consolidated net sales for the quarter increased 6.0%, or 5.3% on a constant currency basis, largely driven by higher net sales in Titleist golf equipment, primarily due to higher average selling prices in golf clubs and sales volumes in golf balls, and higher net sales in Golf gear and FootJoy golf wear, driven by higher average selling prices across all product categories in both segments.
On a geographic basis, higher net sales in the United States were largely driven by increases in Titleist golf equipment of $13.4 million, Golf gear of $4.8 million and FootJoy golf wear of $2.4 million. The increase in Titleist golf equipment was primarily driven by higher average selling prices in golf clubs, as well as higher sales volumes of our 2025 Pro V1 golf ball models. Higher sales volumes of our newly introduced T-Series irons and second model year SM10 wedges were more than offset by lower sales volumes of our second model year drivers and fairways. The increase in Golf gear was primarily driven by higher average selling prices across all product categories. The increase in FootJoy golf wear was primarily due to higher average selling prices in golf gloves and apparel. An increase in net sales of products that are not allocated to one of our three reportable segments also contributed to the change in net sales.
Net sales in regions outside the United States increased 5.8%, or 4.0% on a constant currency basis, driven by increases in EMEA, Rest of World and Korea, partially offset by decreases in Japan. In EMEA and Rest of World, the increases were primarily driven by higher net sales across all reportable segments. In Korea, the increase was driven by higher net sales in Titleist golf equipment, mainly golf balls. In Japan, the decrease was primarily due to lower net sales in all reportable segments, as well as products that are not allocated to one of our three reportable segments.
Segment specifics:
•5.7% increase in net sales (5.0% on a constant currency basis) of Titleist golf equipment primarily driven by higher average selling prices across all golf club product categories and sales volumes of our 2025 Pro V1 golf ball models. In addition, higher sales volumes of our recently launched T-Series irons and second model year SM10 wedges were more than offset by lower sales volumes of our second model year drivers and fairways.
•4.0% increase in net sales (3.1% on a constant currency basis) of FootJoy golf wear largely due to higher average selling prices across all product categories and higher sales volumes in apparel, partially offset by lower sales volumes in footwear.
•14.2% increase in net sales (13.2% on a constant currency basis) of Golf gear primarily driven by higher average selling prices across all product categories and sales volumes in golf gloves.
Net income attributable to Acushnet Holdings Corp. decreased 13.7% to $48.5 million, year over year, primarily as a result of an increase in income tax expense, offset in part by an increase in income from operations.

Adjusted EBITDA was $118.6 million, up 10.4% year over year. Adjusted EBITDA margin was 18.0% for the third quarter versus 17.3% for the prior year period.

Summary of First Nine Months 2025 Financial Results

	Nine months ended September 30,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2025	2024	$ change	% change	$ change	% change
Net sales	$2,081.5	$2,011.9	$69.6	3.5%	$73.0	3.6%
Net income attributable to Acushnet Holdings Corp.	$223.4	$215.4	$8.0	3.7%
Adjusted EBITDA	$400.6	$392.1	$8.5	2.2%
_______________________________________________________________________________________

Consolidated net sales for the first nine months increased 3.5%, or 3.6% on a constant currency basis, driven by higher net sales in Titleist golf equipment, primarily due to higher average selling prices in golf clubs and sales volumes in golf balls, as well as higher net sales in Golf gear, primarily due to higher average selling prices across all product categories. These increases were partially offset by lower net sales in FootJoy golf wear, primarily due to lower sales volumes in footwear, partially offset by higher average selling prices. An increase in net sales of products that are not allocated to one of our three reportable segments also contributed to the change in net sales.
On a geographic basis, higher net sales in the United States were largely driven by increases in Titleist golf equipment of $44.4 million and in Golf gear of $10.2 million, partially offset by a decrease in FootJoy golf wear of $4.9 million. The increase in Titleist golf equipment was primarily driven by higher average selling prices in golf clubs and higher sales volumes of our 2025 Pro V1 golf ball models and GT hybrids. These increases were partially offset by lower sales volumes of second model year SM10 wedges, GT drivers and performance model golf balls. The increase in Golf gear was primarily driven by higher average selling prices across all product categories and higher sales volumes in golf gloves. The decrease in FootJoy golf wear was primarily due to lower sales volumes in footwear, partially offset by higher average selling prices across all product categories. An increase in net sales of products that are not allocated to one of our three reportable segments also contributed to the change in net sales.
Net sales in regions outside the United States increased 1.8%, or 2.3% on a constant currency basis driven by increases in EMEA and Rest of World, partially offset by decreases in Japan and Korea. In EMEA and Rest of World, the increases were driven by higher net sales across all reportable segments. An increase in net sales of products that are not allocated to one of our three reportable segments also contributed to the change in net sales in Rest of World. In Japan, the decrease was due to lower net sales across all reportable segments, primarily in FootJoy golf wear in the footwear and apparel product categories, as well as in net sales of products that are not allocated to one of our three reportable segments. In Korea, the decrease was largely due to lower net sales in FootJoy golf wear, primarily footwear, and Golf gear, partially offset by higher net sales in Titleist golf equipment.
Segment specifics:
•4.9% increase in net sales (5.0% on a constant currency basis) of Titleist golf equipment, primarily driven by higher average selling prices in golf clubs and higher sales volumes of our 2025 Pro V1 golf ball models. In addition, higher sales volumes of our latest generation GT hybrids and recently launched T-Series irons were more than offset by lower sales volumes of our second model year wedges, drivers and performance model golf balls.

•1.9% decrease in net sales (1.8% on a constant currency basis) of FootJoy golf wear, primarily due to lower sales volumes, mainly in footwear, partially offset by higher average selling prices across all product categories.
•7.5% increase in net sales (7.7% on a constant currency basis) of Golf gear driven by higher average selling prices across all product categories and higher sales volumes in golf gloves.
Net income attributable to Acushnet Holdings Corp. improved 3.7% to $223.4 million, year over year, primarily due to a non-cash pre-tax gain of $20.9 million related to the deconsolidation of our FootJoy golf shoe joint venture, partially offset by an increase in income tax expense.
Adjusted EBITDA was $400.6 million, up 2.2% year over year. Adjusted EBITDA margin was 19.2% for the first nine months versus 19.5% for the prior year period.

Cash Dividend and Share Repurchase
Acushnet's Board of Directors today declared a quarterly cash dividend of $0.235 per share of common stock. The dividend will be payable on December 19, 2025 to shareholders of record on December 5, 2025. The number of shares outstanding as of October 30, 2025 was 58,661,329.
During the nine months ended September 30, 2025, the Company repurchased 2,842,719 shares of its common stock at an average price of $65.96 for an aggregate of $187.5 million. Included in this amount, were 953,406 shares of common stock repurchased during the third quarter from Magnus Holdings Co., Ltd. (“Magnus”), a wholly owned subsidiary of Misto Holdings Corp., for an aggregate of $62.5 million in satisfaction of the Company's previously disclosed obligations under a share repurchase agreement with Magnus.
2025 Outlook
The Company is updating its full-year 2025 consolidated net sales guidance range to approximately $2,520 to $2,540 million. On a constant currency basis, consolidated net sales are expected to increase 2.6% to 3.4%. In addition, the Company now expects full-year 2025 Adjusted EBITDA to be approximately $405 to $415 million. The Company plans to share additional details of the 2025 Outlook during its investor conference call.
Investor Conference Call
Acushnet will hold a conference call at 8:30 a.m. (Eastern Time) on November 5, 2025 to discuss the financial results and host a question and answer session. A live webcast of the conference call will be accessible at www.AcushnetHoldingsCorp.com/ir. A replay archive of the webcast will be available shortly after the call concludes.
About Acushnet Holdings Corp.
We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, and these products are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission — to be the performance and quality leader in every golf product category in which we compete — has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf – Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wear brands. Additional information can be found at www.acushnetholdingscorp.com.

Forward-Looking Statements
This press release includes forward-looking statements that reflect our current views with respect to, among other things, our 2025 outlook, our operations and our financial performance. These forward-looking statements are included throughout this press release and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, strategic priorities and initiatives, foreign exchange headwinds, tariff and international sourcing exposure, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as our anticipated consolidated net sales, consolidated net sales on a constant currency basis and Adjusted EBITDA. We use words like “guidance,” “outlook,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this press release.

The forward-looking statements contained in this press release are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. Important factors that could cause or contribute to such differences include: a reduction in the number of rounds of golf played or in the number of golf participants; unfavorable weather conditions may impact the number of playable days and rounds played in a given year; consumer spending habits and macroeconomic and demographic factors may affect the number of rounds of golf played, the number of golf participants and related spending on golf products; U.S. and foreign trade policies, including the assessment of tariffs and other impositions on imported goods; changes to the Rules of Golf with respect to equipment; our ability to successfully manage the frequent introduction of new products or satisfy changing consumer preferences and quality and regulatory standards; our reliance on technical innovation and high-quality products; a significant disruption in the operations of our manufacturing, assembly or distribution facilities; our ability to procure, and the cost of, raw materials and product components; a disruption in the operations of our suppliers; currency transaction and translation risk; our ability to adequately enforce and protect our intellectual property rights; our involvement in lawsuits to protect, defend or enforce our intellectual property rights; the risk that our products may infringe the intellectual property rights of others; changes to patent laws; intense competition and our ability to maintain a competitive advantage in each of our markets; limited opportunities for future growth in sales of certain of our products; our customers’ financial conditions, levels of business activity and ability to pay their trade obligations; a decrease in corporate spending on our custom logo golf balls; our ability to maintain and further develop our sales channels; consolidation of retailers or concentration of retail market share; our ability to maintain and enhance our brands; fluctuations of our business and results of operations due to seasonality and product launch cycles; risks associated with doing business globally; compliance with applicable anti-bribery, anti-money laundering and economic sanctions laws; our ability to secure professional golfers to endorse or use our products; negative publicity relating to us, the golfers who use our products or the golf industry in general; our ability to accurately forecast demand for our products; a disruption in the service, or a significant increase in the cost, of our primary delivery and shipping services or a significant disruption at shipping ports; our ability to successfully manage the implementation of our new enterprise resource planning platform; our ability to maintain our information systems to adequately perform their functions; cybersecurity risks; our ability to comply with data privacy and security laws; the ability of our eCommerce systems to function effectively; risks and challenges associated with the development and use of artificial intelligence; impairment of goodwill and identifiable intangible assets; our ability to attract and/or retain management and other key employees and hire qualified management, technical and manufacturing personnel; our ability to prohibit sales of our products by unauthorized retailers or distributors; our ability to grow our presence in existing international markets and expand into additional international markets; tax uncertainties, including potential changes in tax laws, unanticipated tax liabilities and limitations on utilization of tax attributes after any change of control; our ability to secure and maintain adequate levels of coverage under our insurance policies; product liability, warranty and recall claims; litigation and other regulatory proceedings; compliance with environmental, health and safety laws and regulations; our ability to secure additional capital at all or on terms acceptable to us; lack of assurance of positive returns on capital investments; risks associated with acquisitions and investments; terrorist activities and international political instability; occurrence of natural disasters or pandemic diseases; a high degree of leverage, ability to service our indebtedness, ability to incur more indebtedness and restrictions in the agreements governing our indebtedness; our use of derivative financial instruments; the interests of our controlling shareholder and its affiliates may conflict with other holders of our common stock; our status as a controlled company; the execution of our share repurchase program and effects thereof; our ability to pay dividends; dilution from future issuances or sales of our common stock; anti-takeover provisions in our organizational documents and Delaware law; and the other factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission ("SEC") on February 27, 2025 as it may be updated by our periodic reports subsequently filed with the SEC, including, when available, our Quarterly Report on Form 10-Q for the period ended September 30, 2025. These factors should not be construed as exhaustive. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations described in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may pursue. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Media Contact:
AcushnetPR@icrinc.com
Investor Contact:
IR@AcushnetGolf.com

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except share and per share amounts)	2025	2024	2025	2024
Net sales	$657,658	$620,501	$2,081,506	$2,011,922
Cost of goods sold	338,535	316,287	1,070,905	1,031,896
Gross profit	319,123	304,214	1,010,601	980,026
Operating expenses:
Selling, general and administrative	204,936	199,721	627,203	608,516
Research and development	18,605	18,923	56,397	51,516
Intangible amortization	2,655	3,503	9,659	10,523
Income from operations	92,927	82,067	317,342	309,471
Interest expense, net	14,516	13,187	43,529	40,367
Other expense (income), net	1,758	407	(17,117)	1,289
Income before income taxes	76,653	68,473	290,930	267,815
Income tax expense	28,622	13,198	68,795	57,817
Net income	48,031	55,275	222,135	209,998
Less: Net loss attributable to noncontrolling interests	480	949	1,311	5,416
Net income attributable to Acushnet Holdings Corp.	$48,511	$56,224	$223,446	$215,414

Net income per common share attributable to Acushnet Holdings Corp.:
Basic	$0.81	$0.89	$3.70	$3.38
Diluted	0.81	0.89	3.68	3.36
Weighted average number of common shares:
Basic	59,877,065	62,894,940	60,447,664	63,813,805
Diluted	60,159,534	63,171,736	60,653,937	64,070,500

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
(in thousands, except share and per share amounts)	2025	2024
Assets
Current assets
Cash, cash equivalents and restricted cash ($0 and $10,647 attributable to the FootJoy golf shoe joint venture ("FootJoy JV"))	$89,481	$53,059
Accounts receivable, net	362,917	218,368
Inventories ($0 and $3,667 attributable to the FootJoy JV)	513,695	575,964
Prepaid and other assets	148,273	126,482
Total current assets	1,114,366	973,873
Property, plant and equipment, net ($0 and $8,135 attributable to the FootJoy JV)	342,552	325,747
Goodwill ($0 and $32,312 attributable to the FootJoy JV)	224,993	220,136
Intangible assets, net	513,701	523,131
Deferred income taxes	13,733	34,306
Other assets ($0 and $1,884 attributable to the FootJoy JV)	144,244	103,013
Total assets	$2,353,589	$2,180,206
Liabilities, Redeemable Noncontrolling Interests and Shareholders' Equity
Current liabilities
Short-term debt	$22,679	$10,160
Current portion of long-term debt	726	722
Accounts payable ($0 and $2,400 attributable to the FootJoy JV)	160,574	150,322
Accrued taxes	53,937	36,009
Accrued compensation and benefits ($0 and $643 attributable to the FootJoy JV)	86,277	95,064
Accrued expenses and other liabilities ($0 and $13,893 attributable to the FootJoy JV)	136,838	180,430
Total current liabilities	461,031	472,707
Long-term debt	878,324	753,081
Deferred income taxes	7,626	8,107
Accrued pension and other postretirement benefits	70,853	74,410
Other noncurrent liabilities	78,946	74,737
Total liabilities	1,496,780	1,383,042
Redeemable noncontrolling interests	4,534	4,028
Shareholders' equity
Common stock, $0.001 par value, 500,000,000 shares authorized; 58,660,829 and 61,214,541 shares issued	59	61
Additional paid-in capital	763,356	787,725
Accumulated other comprehensive loss, net of tax	(119,629)	(140,315)
Retained earnings	208,489	180,276
Treasury stock, at cost; (including 935,907 of accrued share repurchases as of December 31, 2024)	—	(62,500)
Total equity attributable to Acushnet Holdings Corp.	852,275	765,247
Noncontrolling interests	—	27,889
Total shareholders' equity	852,275	793,136
Total liabilities, redeemable noncontrolling interests and shareholders' equity	$2,353,589	$2,180,206

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine months ended September 30,
(in thousands)	2025	2024
Cash flows from operating activities
Net income	$222,135	$209,998
Adjustments to reconcile net income to cash flows provided by operating activities
Depreciation and amortization	42,184	41,716
Unrealized foreign exchange (gain) loss	(3,749)	159
Amortization of debt issuance costs	1,374	1,307
Share-based compensation	24,040	23,998
Loss on disposals of property, plant and equipment	606	760
Deferred income taxes	22,460	8,953
Gain on deconsolidation of FootJoy JV	(20,887)	—
Loss from equity method investment	487	—
Changes in operating assets and liabilities	(93,942)	(40,663)
Cash flows provided by operating activities	194,708	246,228
Cash flows from investing activities
Additions to property, plant and equipment	(51,346)	(42,522)
Cash flows used in investing activities	(51,346)	(42,522)
Cash flows from financing activities
Proceeds from credit facilities	1,087,058	951,480
Repayments of credit facilities	(954,108)	(922,666)
Purchases of common stock	(187,518)	(142,343)
Dividends paid on common stock	(42,410)	(41,282)
Payment of employee restricted stock tax withholdings	(11,505)	(16,864)
Other, net	(1,742)	—
Cash flows used in financing activities	(110,225)	(171,675)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	3,285	1,596
Net increase in cash, cash equivalents and restricted cash	36,422	33,627
Cash, cash equivalents and restricted cash, beginning of year	53,059	65,435
Cash, cash equivalents and restricted cash, end of period	$89,481	$99,062

ACUSHNET HOLDINGS CORP.
Supplemental Net Sales Information (Unaudited)
Third Quarter Net Sales by Segment

	Three months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2025	2024	$ change	% change	$ change	% change
Golf balls	$202.4	$190.6	$11.8	6.2%	$10.6	5.6%
Golf clubs	225.2	213.9	11.3	5.3%	9.8	4.6%
Titleist golf equipment	427.6	404.5	23.1	5.7%	20.4	5.0%
FootJoy golf wear	136.5	131.2	5.3	4.0%	4.1	3.1%
Golf gear	61.2	53.6	7.6	14.2%	7.1	13.2%
Third Quarter Net Sales by Region

	Three months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2025	2024	$ change	% change	$ change	% change
United States	$397.0	$374.2	$22.8	6.1%	$22.8	6.1%
EMEA (1)	91.1	75.5	15.6	20.7%	10.6	14.0%
Japan	36.9	41.7	(4.8)	(11.5)%	(5.6)	(13.4)%
Korea	67.7	67.1	0.6	0.9%	1.9	2.8%
Rest of World	65.0	62.0	3.0	4.8%	2.9	4.7%
Total net sales	$657.7	$620.5	$37.2	6.0%	$32.6	5.3%

Nine Months Net Sales by Segment

	Nine months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2025	2024	$ change	% change	$ change	% change
Golf balls	$677.9	$646.0	$31.9	4.9%	$32.2	5.0%
Golf clubs	624.6	595.3	29.3	4.9%	29.5	5.0%
Titleist golf equipment	1,302.5	1,241.3	61.2	4.9%	61.7	5.0%
FootJoy golf wear	467.9	477.2	(9.3)	(1.9)%	(8.4)	(1.8)%
Golf gear	208.8	194.2	14.6	7.5%	14.9	7.7%
Nine Months Net Sales by Region

	Nine months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2025	2024	$ change	% change	$ change	% change
United States	$1,255.7	$1,201.0	$54.7	4.6%	$54.7	4.6%
EMEA (1)	293.6	263.9	29.7	11.3%	22.0	8.3%
Japan	102.3	108.7	(6.4)	(5.9)%	(8.1)	(7.5)%
Korea	214.0	226.2	(12.2)	(5.4)%	(2.6)	(1.1)%
Rest of World	215.9	212.1	3.8	1.8%	7.0	3.3%
Total net sales	$2,081.5	$2,011.9	$69.6	3.5%	$73.0	3.6%

_______________________________________________________________________________
(1) Europe, the Middle East and Africa ("EMEA")

ACUSHNET HOLDINGS CORP.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)

Use of Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, this release includes the non-GAAP financial measures of net sales in constant currency, Adjusted EBITDA and Adjusted EBITDA margin. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant to understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net sales, net income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.
Since a significant percentage of our net sales are generated outside of the United States, we use net sales on a constant currency basis to evaluate the sales performance of our business in period over period comparisons and to forecast our business going forward. Constant currency information allows us to estimate what our sales performance would have been without changes in foreign currency exchange rates. This information is calculated by taking the current period local currency net sales and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable prior period. This constant currency information should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. Our presentation of constant currency information may not be consistent with the manner in which similar measures are derived or used by other companies.
We define "Adjusted EBITDA" in a manner consistent with the term “Consolidated EBITDA” as it is defined in our credit agreement. Adjusted EBITDA represents net income (loss) attributable to Acushnet Holdings Corp. plus interest expense, net, income tax expense (benefit), depreciation and amortization, and other items defined in our credit agreement, including: share-based compensation expense; restructuring and transformation costs; certain transaction fees; extraordinary, unusual or nonrecurring losses or charges; indemnification expense (income); certain pension settlement costs; certain other non-cash (gains) losses, net and the net income (loss) relating to noncontrolling interests.
We present Adjusted EBITDA as a supplemental measure of our operating performance because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Management uses Adjusted EBITDA to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding the pricing of our products, go-to-market execution and costs to incur across our business.
Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered an alternative to net income (loss) attributable to Acushnet Holdings Corp. as a measure of our operating performance or any other measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items, or affected by similar nonrecurring items. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP. Our definition and calculation of Adjusted EBITDA is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.

We also use Adjusted EBITDA margin on a consolidated basis, which measures our Adjusted EBITDA as a percentage of net sales, because our management uses it to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go-to-market execution and costs to incur across our business. We present Adjusted EBITDA margin as a supplemental measure of our operating performance because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance.
Adjusted EBITDA margin is not a measurement of financial performance under GAAP. It should not be considered an alternative to any measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA margin should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items, or affected by similar nonrecurring items. Adjusted EBITDA margin has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP. Our definition and calculation of Adjusted EBITDA margin is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
The following table presents reconciliations of net income attributable to Acushnet Holdings Corp. to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Net income attributable to Acushnet Holdings Corp.	$48,511	$56,224	$223,446	$215,414
Interest expense, net	14,516	13,187	43,529	40,367
Income tax expense	28,622	13,198	68,795	57,817
Depreciation and amortization	12,978	13,965	42,184	41,716
Share-based compensation	8,510	9,031	24,040	23,998
Restructuring costs (1)	2,823	432	9,642	7,525
Transformation costs (2)(3)	1,845	2,655	8,562	10,557
Other (4)	1,287	(349)	(18,274)	120
Net loss attributable to noncontrolling interests	(480)	(949)	(1,311)	(5,416)
Adjusted EBITDA	$118,612	$107,394	$400,613	$392,098
Adjusted EBITDA margin	18.0%	17.3%	19.2%	19.5%
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(1) For the three and nine months ended September 30, 2025, includes $2.1 million and $8.6 million, respectively, related to a voluntary bridge to retirement ("VBR") program initiated in the second quarter of 2025. For the nine months ended September 30, 2024, includes $7.0 million related to the optimization of our supply chain.
(2) For the three and nine months ended September 30, 2025, includes $1.8 million and $7.8 million, respectively, related to the optimization of our information technology systems. For the three and nine months ended September 30, 2024, includes $2.1 million and $8.0 million, respectively, related to the optimization of our information technology systems.
(3) For the nine months ended September 30, 2024, includes $2.5 million related to the optimization of our distribution and custom fulfillment capabilities.
(4) For the three and nine months ended September 30, 2025, includes $0.6 million and $1.9 million, respectively, related to the amortization of capitalized implementation costs for cloud computing arrangements. For the three and nine months ended September 30, 2025, includes pension settlement costs of $0.9 million related to lump-sum distributions to participants in our defined benefit plans as a result of the VBR program. For the nine months ended September 30, 2025, includes a non-cash gain of $20.9 million related to the FootJoy golf shoe joint venture deconsolidation. In addition, the three and nine months ended September 30, 2025 and 2024 include other gains, losses or costs added back for purposes of calculating Adjusted EBITDA as defined in our credit agreement.

A reconciliation of non-GAAP Adjusted EBITDA, as forecasted for 2025, to the closest corresponding GAAP measure, net income, is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility of certain charges that may impact our GAAP results on a forward-looking basis, such as the measures and effects of share-based compensation, restructuring and transformation costs and other items that have not yet occurred and may impact our calculation of Adjusted EBITDA in future periods.